UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300
Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 201l, Flotek Industries, Inc. (the “Company”) and John Chisholm, Steve A. Reeves, and Johnna D. Kokenge entered into restricted stock agreements (the “Restricted Stock Agreements”), pursuant to which the recipients received 200,000, 50,000, and 50,000 shares, respectively, of restricted stock of the Company. Under the terms of the Restricted Stock Agreements, the restricted stock will vest on April 8, 2013.

On April 8, 2011, the Company and John Chisholm, Steve A. Reeves, Jesse E. Neyman and Johnna D. Kokenge entered into stock option agreements (the “Stock Option Agreements”), pursuant to which the recipients received options to purchase an aggregate of 400,000, 200,000, 100,000 and 200,000 shares, respectively, of common stock of the Company, subject to adjustment as set forth in the Company’s 2010 Long-Term Incentive Plan. The exercise price of the options is $9.19 per share, and the options will vest on April 8, 2013.

Unvested portions of the grants under the Restricted Stock Agreements and the Stock Option Agreements will be forfeited if (a) the recipient ceases to be employed by the Company for any reason other than (i) a change of control as defined in the agreements, (ii) the death of the recipient, (iii) a termination of the recipient by the Company which is not for cause as defined in the agreements, (iv) a termination by the recipient for good reason as defined in the agreements, or (v) a termination which is because of the disability of the recipient as defined in the agreements, (b) if the Company does not achieve the minimum Adjusted EBITDA threshold for 2011 required pursuant to the 2011 Management Incentive Plan of the Company, or (c) if the grants are disapproved by the Company’s lenders pursuant to Section 5.14 of the Amended and Restated Credit Agreement governing the Company’s credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: April 14, 2011	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Executive Vice President, Finance and
Strategic Planning